Consent of Independent Registered Public Accounting Firm

The Boards of Directors and Shareholders

Legg Mason Partners Investment Funds, Inc.

(formerly Smith Barney Investment Funds, Inc.)

and

Legg Mason Partners Funds, Inc.

(formerly Smith Barney Funds, Inc.)

We consent to the use of our reports dated February 22, 2006 for each of the funds listed below, incorporated herein by reference as of December 31, 2005, and to the reference to our firm under the heading “Financial Highlights” in the Proxy Statement/Prospectus on Form N-14.

Registrant (and Fund) Name

Legg Mason Partners Investment Funds, Inc.

(Legg Mason Partners Government Securities Fund, formerly

Smith Barney Government Securities Fund)

Legg Mason Partners Funds, Inc.

(Legg Mason Partners U.S. Government Securities Fund, formerly

Smith Barney U.S. Government Securities Fund)

KPMG LLP

New York, New York

July 19, 2006